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                                                                    Exhibit 99.1

                              INDYMAC BANCORP, INC.

                                 GUIDELINES FOR
                           CORPORATE GOVERNANCE ISSUES

                         APPROVAL DATE: JANUARY 23, 2002
                  AMENDED: October 30, 2002 & January 27, 2003
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                                TABLE OF CONTENTS

A.       Size and Structure of the Board                                                 1

         1. Size of the Board                                                            1
         2. Mix of Inside and Outside Directors                                          1
         3. Membership on Bank Board                                                     1

B.       Board Procedural Matters                                                        1

         1. Conduct of Board Meetings - Selection of Agenda Items                        1
         2. Board Materials Distributed in Advance of Meetings; Other Board
            Communications                                                               2
         3. Presentations                                                                2
         4. Regular Attendance of Non-Directors at Board Meetings                        3
         5. Executive Sessions of Independent Directors                                  3

C.       Committee Matters                                                               3

         1. Number of Committees                                                         3
         2. Assignment of Committee Members                                              3
         3. Committee Governance                                                         4
         4. Frequency and Length of Committee Meetings                                   4
         5. Committee Agenda                                                             4

D.       Board Membership Matters                                                        4

         1. Board Membership Criteria                                                    4
         2. Determination of Director Independence                                       5
         3. Selection of Director Slates and New Director Candidates                     5
         4. Orientation of New Board Members and Continuing Education                    5
         5. Directors Who Change Their Job Responsibility                                6
         6. Term Limits                                                                  6
         7. Retirement Age                                                               6

E.       Succession Planning and Management Development Matters                          6

         1. Succession Planning and Management Development                               6

F.       Compensation Matters                                                            7

         1. Board Compensation and Indemnification Review                                7

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
G.       Evaluation Matters                                                              7

         1. Assessing the Board's Performance                                            7
         2. Evaluation of the Chief Executive Officer                                    7

H.       Other Matters                                                                   8

         1. Board Policies                                                               8
         2. Business, Charitable or Political Opportunities for IndyMac Bank             9
         3. Potential Conflicts of Interest                                              9
         4. Board Access to Management and Independent Advisors                          9
         5. Board Interaction With Institutional Investors and Others Outside
            the Company                                                                  9
         6. Amendments of Guidelines                                                     9

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                   GUIDELINES FOR CORPORATE GOVERNANCE ISSUES
        (Initially Adopted by the Board of Directors of IndyMac Bancorp,
         Inc. on January 23, 2002; revised by the Board of Directors on
                     October 30, 2002 and January 27, 2003)

A.       SIZE AND STRUCTURE OF THE BOARD

    1.       SIZE OF THE BOARD

         The Board of Directors (the "Board") of IndyMac Bancorp, Inc. (the "Company") presently has eight members. It is the sense of the Board that a size of eight to ten is appropriate under current circumstances. The Nominating and Governance Committee is expected to monitor the suitability of this number in light of corporate and regulatory developments, and the availability of outstanding candidates, and to make recommendations to the Board, as and when appropriate, with respect thereto.

    2.       MIX OF INSIDE AND OUTSIDE DIRECTORS

         As a matter of policy, there should be a majority of Independent Directors on the Board. The Board adopts the New York Stock Exchange rules and applicable Securities and Exchange Act rules and regulations defining "Independent Director." Director independence shall be assessed annually by the Nominating and Governance Committee, with recommendation to the full Board.

    3.       MEMBERSHIP ON BANK BOARD

         The principal operating subsidiary of the Company is IndyMac Bank, F.S.B. (the "Bank"). It is the view of the Board that the board of directors of the Bank should be made up of the members of the Board and, in accordance with applicable banking regulations, at least one (or two) additional independent directors, who are independent of Bancorp and its Board of Directors.

B.       BOARD PROCEDURAL MATTERS

    1.   CONDUCT OF BOARD MEETINGS - SELECTION OF AGENDA ITEMS

         The Chairman of the Board, or in his/her absence, the Vice Chairman of the Board, shall preside at all Board meetings. In the event of a meeting of the Board's Independent Directors at which the Chairman and Vice Chairman are not present, the responsibility to chair the meeting and manage the affairs thereof shall rest with the "Presiding Director," as defined in Section 8 of these Guidelines. .

         The chair of a Board meeting, or his/her designee, will establish the agenda for the meeting. Each Director is free to suggest the inclusion of potential items for the agenda of an

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upcoming meeting (a) to the Chairman or Vice Chairman, (b) to the Corporate
Secretary or (c) during any Board meeting.

         The Board ordinarily meets quarterly, immediately prior to the Company's quarterly release of financial results, and, if not occurring at the time of a quarterly Board meeting, at the time of the annual shareholders' meeting. The Board will also meet at such other times during a year as the Chairman determines necessary and appropriate.

         Telephonic meetings of the Board or its committees are appropriate in special circumstances as determined by the applicable chair. In other instances, Directors are expected to participate at meetings in person, although participation by a Director by telephone will be permitted by the applicable chair under special circumstances applicable to that Director.

    2. BOARD MATERIALS DISTRIBUTED IN ADVANCE OF MEETINGS; OTHER BOARD COMMUNICATIONS

         It is the desire of the Board that information that is important to the Board's understanding of Board business be distributed in writing to the Board approximately one week before each regularly scheduled Board meeting, and as far in advance as reasonably possible before each special Board meeting, through the transmittal of a "Board Package." Management is requested to keep this material as brief as possible while still providing the desired information. When there are "late breaking" developments after transmittal of the Board Package, Management may supplement the earlier transmittal by fax, e-mail, courier or at the Board meeting.

         From time to time between meetings, and in all events at least monthly, Management (ordinarily by way of the Chief Executive Officer) should advise the Board of any significant developments through a suitable method of communication.

    3.   PRESENTATIONS

         As a general rule, insofar as possible, detailed presentations on specific subjects should be sent to the Directors in advance. Directors are expected to review presentation materials in advance of the applicable meeting so that the oral delivery of the presentation at the meeting can be minimized and meeting time thus conserved to focus on Directors' questions and issues about the presentation. More extended oral presentations at meetings are appropriate if the subject matter is too sensitive to reduce to written form or if important information for the presentation was not yet available at the time of distribution of the Board Package.

         In setting agendas for Board meetings, reasonable time should be allotted for Board discussion of each matter for which there is to be an oral presentation.

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    4.   REGULAR ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS

         The Board is ordinarily comfortable with the regular or frequent attendance at Board and Board committee meetings by non-Board members who are senior members of Management. Attendance by such managers shall be determined in the discretion of the Chief Executive Officer. The Chairman of the Board or committee chair, as applicable, may advise the Chief Executive Officer of any required changes in this regard.

    5.   EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

         The non-management Directors of the Board will meet in Executive Session at the time of each Board meeting. The subject of one of these Executive Sessions each year shall be the annual performance and compensation review for the Chief Executive Officer. Each year, at the Board meeting held in connection with the Company's annual shareholder's meeting, the Board shall select, from the Chairmen of the Audit, Management Development and Compensation and the Nominating and Governance Committees, an Independent Director to serve as the presiding director ("*Presiding Director") at all Executive Sessions during the following year.

C.       COMMITTEE MATTERS

    1.   NUMBER OF COMMITTEES

         There are currently four Board Committees: (a) Audit, (b) Management Development and Compensation, (c) ALCO and (d) Nominating and Governance. The Nominating and Governance Committee is expected to monitor the suitability of this selection of committees in light of corporate and regulatory developments, and to make recommendations to the Board, as and when appropriate, with respect thereto. In addition, Ad Hoc committees may be assigned for specific durations and for specific project assignments.

    2.   ASSIGNMENT OF COMMITTEE MEMBERS

         The Nominating and Governance Committee is responsible, after consultation with the Chief Executive Officer and consideration of (a) the best interests of the Company and (b) the experience, qualification and desires of individual Directors, for the assignment of Directors to the various committees. This evaluation and assignment shall take place at such times, as the Committee deems necessary, but shall in all events be done at or about the time of each annual shareholders' meeting. The Committee's determinations as to committee membership shall be subject to, and effective upon, ratification by the full Board.

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    3.   COMMITTEE GOVERNANCE

         Each committee shall have a charter that is adopted by the full Board. The charter shall serve as the governance document for each committee. The charters may be modified from time to time as necessary with approval of the Board.

    4.   FREQUENCY AND LENGTH OF COMMITTEE MEETINGS

         Each committee chairman, in consultation with that committee's members, will determine the frequency and length of the meetings of that committee based upon the needs and agenda of the committee. Committee meetings may have to be held more or less frequently to take into account new and significant developments.

    5.   COMMITTEE AGENDA

         The chairman of each committee, in consultation with appropriate members of the Board and Management, will develop the agenda for each committee meeting.

         Each committee will issue a schedule of agenda items to be discussed for the upcoming year at the beginning of each year (to the degree these items can be foreseen). This schedule of agenda items will be shared with the Board.

D.       BOARD MEMBERSHIP MATTERS

    1.   BOARD MEMBERSHIP CRITERIA

         The Nominating and Governance Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of Directors in the context of the then current make-up of the Board. This assessment should include issues of relevant experience, industry expertise, intelligence, participation, independence, diversity of background, outside commitments, and ability to work well with the Chief Executive Officer and other Directors -- all in the context of an assessment of the perceived needs of the Board at that point in time.

         While the Company's Chairman of the Board and Chief Executive Officer are the only members of Management presently serving as directors, the Board is willing to consider other members of Management for Board membership.

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    2.   DETERMINATION OF DIRECTOR INDEPENDENCE

         The Nominating and Governance Committee shall determine the general criteria for assessing the independence of Directors, which criteria are based upon the New York Stock Exchange rules and applicable Securities and Exchange Act rules and regulations defining "Independent Director." The Nominating and Governance Committee shall determine a process for assessing Director Independence and promulgate policies of the Board to memorialize that process.

    3.   SELECTION OF DIRECTOR SLATES AND NEW DIRECTOR CANDIDATES

         The Board itself is responsible, in fact as well as procedure, for selecting new Directors to fill vacancies on the Board. The Board delegates the screening process involved to the Nominating and Governance Committee with input from the Chief Executive Officer. Following any such selection, the invitation to join the Board should be extended by the Board through the Chairman of the Nominating and Governance Committee and the Chief Executive Officer of the Company.

         During January of each year, the Nominating and Governance Committee, with input from the Chief Executive Officer, shall determine a slate of directors to propose to the full Board for inclusion as a nominee slate in the annual Company proxy statement. The full Board will consider this recommendation and approve a final slate of nominees at its January meeting.

    4.   ORIENTATION OF NEW BOARD MEMBERS AND CONTINUING EDUCATION

         The Board and Management are expected to conduct an orientation process for new Directors. This orientation program should be administered by the Bank's Executive Vice President, Corporate Secretary. The Company will establish, or identify and provide access to, appropriate orientation programs, sessions or materials for newly elected directors of the Company for their benefit either prior to, or within 90 days of their nomination or election as a Director and should include such matters as the provision of background and regulatory materials, meetings with Directors and senior Management, and visits to Company facilities. The Nominating and Governance Committee encourages Directors to periodically pursue appropriate programs, sessions or obtain materials as to the responsibilities of directors of publicly traded companies. The Company shall advise the Directors of such opportunities offered to the Company or its Directors by third parties and the Company shall pay for one of such seminars, programs, sessions or sets of materials for each Director each calendar year, including the cost of transportation and accommodations related to attendance at a director education program. New Directors are expected to attend a comprehensive director training program within the two years of Board service, if they have not previously attended such training. Each Director is expected to provide the Corporate Secretary with copies of any materials obtained from such educational opportunities and report, either verbally or in writing,

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to the Board new developments or best practices discussed at such educational programs. If possible, the education programs shall be certified Director education programs by Investor Shareholder Services. In addition, the Company may from time-to-time provide seminars for Directors on specific subjects, led by the Company's senior management team.

    5.   DIRECTORS WHO CHANGE THEIR JOB RESPONSIBILITY

         It is the sense of the Board that a Director who retires from or materially changes outside positions or responsibilities he/she held when elected to the Board should volunteer to resign from the Board. It is not the sense of the Board that those Directors who retire or otherwise so change their responsibilities should necessarily leave the Board. There should, however, be an opportunity for the Board, through the Nominating and Governance Committee, to review the continued appropriateness of Board membership under these circumstances.

    6.   TERM LIMITS

         The Board does not believe it should establish term limits (i.e., a maximum duration of service for a Director). While term limits could help insure that there are fresh ideas and viewpoints available to the Board, they present the disadvantages of potentially leading to "lame duck" participation and of potentially losing the contributions of those Directors who have exhibited a high level of valuable contribution to the Company and who have been able to develop, over a period of time, increased insight into the Company and its operations.

    7.   RETIREMENT AGE

         The Board has established a retirement age of 75 for Directors. A Director is expected to submit his/her resignation from the Board upon reaching his/her 75th birthday. An individual shall not be nominated (or re-nominated) to serve as a Director following his/her 75th birthday.

         The foregoing policy was instituted by the Board on January 23, 2002, and it is the desire and intention of the Board that it shall not be applicable to any person serving on the Board on that date who was then 70 years of age or older. These specific individuals have helped guide the Company since its formation, and each is expected to make key continuing contributions to the Board that could not be readily replaced.

E.       SUCCESSION PLANNING AND MANAGEMENT DEVELOPMENT MATTERS

    1.   SUCCESSION PLANNING AND MANAGEMENT DEVELOPMENT

         Once every year, the Chief Executive Officer is expected to report to the Board on the topic of succession planning and management development. In addition, the Chief Executive Officer should advise the Board, on a continuing basis, of his/her recommendation as to his/her successor in the event of unexpected disability.

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F.       COMPENSATION MATTERS

         1.       BOARD COMPENSATION AND INDEMNIFICATION REVIEW

         Management shall, once each year, report to the Nominating and Governance Committee concerning the status of Board compensation in relation to compensation paid to board members by other companies of a comparable size, complexity and industry. Changes in Board compensation, if any, should come at the suggestion of the Nominating and Governance Committee, but with full discussion and concurrence by the Board.

         In addition, Management shall, once each year, evaluate the appropriateness of the nature and amount of director and officer insurance and indemnification maintained by the Company and make a report on that subject to the Nominating and Governance Committee. Thereafter, Management shall follow any guidance given by the Committee with respect thereto.

G.       EVALUATION MATTERS

         1.       ASSESSING THE BOARD'S PERFORMANCE

         Annually, the Board shall conduct a self-assessment guided by the Nominating and Governance Committee. The purpose of the assessment is to determine whether the Board and its committees are functioning effectively, to increase the effectiveness of the Board as a whole. It is not intended as an evaluation of the contribution of individual Directors. This process and the form of the report will be discussed with the full Board prior to the preparation of a report.

         This assessment, which should be a product of input from the Chief Executive Officer and the Nominating and Governance Committee, should evaluate the Board's contribution as a whole and specifically reference areas in which the Board and/or Management believes a better contribution could be made by the Board.

         2.       EVALUATION OF THE CHIEF EXECUTIVE OFFICER

         So long as the same person holds the position of Chief Executive Officer at both the Company and the Bank, his/her evaluation shall be performed jointly by the boards of each company and their respective Management Development and Compensation Committees.

         Once each calendar year, the Management Development and Compensation Committee, with input from other Directors, shall evaluate the performance and compensation of the Chief Executive Officer and shall make a report thereon to the Independent Directors of the Board. The evaluation should be based on objective criteria including operating performance of the Company's business, accomplishment of long-term strategic objectives, enhancement of shareholder value, customer satisfaction, development of Management, ability to deal with potential mergers, acquisitions or divestitures and similar issues. The Independent Directors of the Board shall make such additional investigation and evaluation of the Chief Executive Officer,

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as it deems appropriate and shall adopt the report of the Management
Development and Compensation Committee with such changes, as it deems appropriate. The final evaluation shall be communicated to the Chief Executive Officer by the Chairman of the Management Development and Compensation Committee.

         This evaluation will be used by the Management Development and Compensation Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer and related management development and succession issues.

H.       OTHER MATTERS.

         1.       BOARD POLICIES

         Each Committee, in conjunction with the Nominating and Governance Committee, shall determine what Board level policies and procedures are required to be adopted by each Committee. Each Committee shall approve their Board level policies and procedures, and review such policies and procedures at least annually. In addition, the Nominating and Governance Committee shall review and approve all Board level policies and procedures and determine which policies and procedures require full Board approval. In addition, the Board shall review all Board level policies and procedures on an annual basis to ensure that they are current, accurate and appropriate. All approvals of new policies and procedures and review of existing policies and procedures shall be denoted in the minutes of the Board or Committee meeting at which they occur. The Nominating and Governance Committee will establish such appropriate mechanisms to ensure that the Board Policies and Procedures are being complied with.

         2.       BUSINESS, CHARITABLE OR POLITICAL OPPORTUNITIES FOR INDYMAC

         If a Director wishes to bring a potential business, charitable, or political opportunity to the attention of the Company, the Director should first discuss the opportunity with the Chair of the Nominating and Governance Committee (or some other member of that Committee if the matter is brought by the Committee Chair). The Chair will determine whether and how to pass the opportunity on for consideration by Management, provided that the proposing Director shall recuse himself or herself from further involvement in its consideration if he or she has an interest in or affiliation with the organization providing the opportunity. When submitting the matter to the Nominating and Governance Committee Chair, the proposing Director should provide written documentation addressing (1) the pertinent facts about the opportunity,
(2) the perceived benefit of the opportunity for the Company, (3) the relationship or affiliation between the Director and the organization providing the opportunity, and (4) the Director's assessment of whether the opportunity would affect his or her status as an Independent Director.

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         3.       POTENTIAL CONFLICTS OF INTEREST

         Directors must disclose to the Chair of the Nominating and Governance Committee any potential conflicts of interest they many have with respect to any matter under discussion and, if appropriate, refrain from voting on a matter in which they may have a conflict.

         4.       BOARD ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

         Directors may contact members of Management directly. The Board and its committees, to the extent set forth in the applicable committee charter, have the right to consult and retain independent legal and other advisors at the expense of the Company.

         5. BOARD INTERACTION WITH INSTITUTIONAL INVESTORS AND OTHERS OUTSIDE THE COMPANY

         The Board believes that Management is ordinarily the appropriate spokesperson for the Company. Individual Directors may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company. It is expected, however, that Directors would do this with the knowledge of the Chief Executive Officer and, in most instances, only at the request of the Chief Executive Officer. Also, it is expected that any Director doing so will follow any applicable guidelines set forth in the Company's Disclosure Policy concerning outside communications.

         6.       AMENDMENTS OF GUIDELINES

         These Guidelines will be reviewed by the Nominating and Governance Committee annually to ensure the contents of the Guidelines are suitable for the then needs of the Company. If changes are needed, they will be recommended by that committee for review and possible approval by the Board. Waivers of these guidelines are subject to disclosure and other provisions of the Securities and Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange. As a result, waivers of these guidelines should be reviewed and approved by the full Board.

THE FOREGOING GUIDELINES HAVE BEEN ADOPTED BY THE BOARD OF DIRECTORS OF
INDYMAC BANCORP, INC. TO ASSIST THE BOARD IN THE EXERCISE OF ITS
RESPONSIBILITIES. THESE GUIDELINES REFLECT THE BOARD'S COMMITMENT TO MONITOR THE EFFECTIVENESS OF POLICY MAKING AND DECISION MAKING BY BOTH THE BOARD AND MANAGEMENT, WITH A VIEW TO ENHANCING SHAREHOLDER VALUE OVER THE LONG TERM. THE BOARD OF DIRECTORS OF INDYMAC BANK, F.S.B. HAS ADOPTED POLICIES PARALLEL TO THESE GUIDELINES INSOFAR AS APPLICABLE TO THE GOVERNANCE OF THAT BOARD.

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___________________________________________
Michael W. Perry

___________________________________________
Lyle E. Gramley

___________________________________________
Hugh M. Grant

___________________________________________
Patrick C. Haden

___________________________________________
Robert L. Hunt II

___________________________________________
Louis Caldera

___________________________________________
James R. Ukropina

___________________________________________
John F. Seymour
(Member of IndyMac Bank, F.S.B. Board only)

___________________________________________
Lydia Kennard
(Member of IndyMac Bank, F.S.B. Board only)

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